21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040 People’s Republic of China Tel.: (+86) 755 -8370-8333 Fax: (+86) 755-8370-9333

September 12, 2007

Shenzhen iASPEC Software Engineering Company Limited
Unit D, Block 2, Tian An Cyber Park, Chengongmiao
Shenzhen, Guangdong, 518040, People’s Republic Of China

Gentlemen:

Re: True-up Under Management Service Agreement

Reference is made to that certain Management Service Agreement (the "MSA"), dated as of August 1, 2007, among Public Security Technology (PRC) Co., Ltd. ("Public Security"), Shenzhen iASPEC Software Engineering Company Limited ("iASPEC"), and iASPEC’s shareholders, Jiang Huai Lin and Jin Zhu Cai (together, the "iASPEC Shareholders"), and that certain Notice of Termination, dated August 1, 2007, among Public Security, iASPEC and the iASPEC Shareholders, pursuant to which the parties terminated the Amended and Restated Business Turnkey Agreement, dated as of October 9, 2006 (the "Turnkey Agreement") and replaced it with the MSA, effective as of July 1, 2007 (the "Effective Date"). Capitalized terms used, but not otherwise defined, have the meanings ascribed to such terms in the MSA.

Section 4 of the MSA contains a true-up provision, pursuant to which, the parties are required, by September 30, 2007, to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security under the Turnkey Agreement, through the Effective Date, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. The parties further agree to the terms and conditions set forth below:

1. iASPEC shall pay the True-up Amount due and payable under Section 4 of the MSA, on or before December 31, 2007.

2. Each of the parties hereto acknowledges and agrees that, except as specifically set forth in this letter agreement, all of the terms and conditions of the MSA, including, but not limited to, all the obligations of the parties shall remain unchanged, with the same force and effect as if such matters were set forth herein. The terms and conditions set forth in this letter agreement may not be changed except in a writing signed by the parties hereto.

3. This letter agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China, without regard to the principles of conflict of laws thereunder.

4. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument.

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If the foregoing provisions correctly state our understanding with respect to the above matters, please indicate your agreement by signing two copies of this letter in the space provided below and returning one of the copies to us.

Very truly yours,

PUBLIC SECURITY TECHNOLOGY (PRC) CO., LTD.

By /s/ Jiang Huai Lin
Jiang Huai Lin
Director

Acknowledged this 12th day of September, 2007:

SHENZHEN iASPEC SOFTWARE ENGINEERING COMPANY LIMITED

By /s/ Jiang Huai Lin
      Jiang Huai Lin
      President

SHAREHOLDERS

By /s/ Jiang Huai Lin
      Jiang Huai Lin

By /s/ Jin Zhu Cai
      Jin Zhu Cai